JENSEN INVESTMENT MANAGEMENT, INC.

THE JENSEN PORTFOLIO, INC.

CODE OF ETHICS
AND
STATEMENT OF POLICIES

AS AMENDED JANUARY 12, 2005, NOVEMBER 1, 2007 AND MAY 1, 2009

The federal securities laws and various rules adopted by the Securities and Exchange Commission (“SEC”) require investment companies and investment advisers to adopt a written code of ethics designed to deal with confidentiality, insider trading and the potential “conflicts of interests” that might arise with regard to personal trading.  Accordingly, The Jensen Portfolio, Inc. (the “Fund”) and Jensen Investment Management, Inc. (the “Adviser”) have adopted this Code of Ethics and Statement of Policies (the “Code”), and such adoption has been approved by the Board of Directors of the Fund and the Board of the Adviser.

To the extent that the Code imposes obligations on the Fund, the Adviser, their respective directors, officers and Access Persons in addition to those required by Rule 17j-1 under the Investment Company Act of 1940 (“1940 Act”) and Rule 204A-1 under the Investment Advisers Act of 1940, it does so as a matter of striving to promote best practices.  In doing so, the directors of the Fund and the Adviser recognize that a failure to comply with any non-mandatory sections hereof should not be construed as a violation of Rule 17j-1 or Rule 204A-1.

A.	Statement of General Principles

The success of the Fund and the Adviser depend upon their reputation for excellence and integrity in the investment marketplace.  Therefore, all directors, officers and employees of the Fund and the Adviser must therefore act in accordance with the highest ethical standards of loyalty, candor and care in all matters relating to the Fund and its shareholders.  In addition, directors, officers and employees of the Adviser must also act with the highest ethical standards of loyalty, candor and care in all matters relating to the other investment advisory clients of the Adviser.

A relationship of trust and confidence exists between the Adviser and its clients (including the Fund and its shareholders) and the directors and officers of the Fund and its shareholders.  As a result, the interests of the Adviser’s clients and Fund shareholders must always come first.  This means that all actions by directors, officers and employees of the Adviser and the Fund which are detrimental, or potentially detrimental, to the Adviser’s clients or Fund shareholders must be avoided.  While this principle extends to a broad range of actions and practices, it is of particular relevance to any decision relating to the personal investment activities of all directors, officers and employees of the Adviser and the Fund since such activities may involve potential conflicts of interest.  In order to fulfill their fiduciary duties, all directors, officers and employees of the Adviser and the Fund must conduct their personal securities transactions in a manner which does not operate adversely to the interests of the Adviser’s clients or Fund shareholders, and must otherwise avoid serving their own personal interests ahead of such clients and shareholders.

All directors, officers and employees of the Fund and the Adviser are required to comply with the Federal Securities Laws.  To help ensure that such individuals comply with their fiduciary duties and other standards imposed by Federal Securities Laws upon their personal investment activities and other activities that they engage in pursuant to their position with the Fund of the Adviser, the Fund and the Adviser have adopted this Code.  The Code includes specific provisions with which all Covered Persons must comply.  However, compliance with these technical provisions alone will not be sufficient to insulate from scrutiny trades which show a pattern of abuse of the individual’s fiduciary relationships.  All directors, officers and employees of the Fund and the Adviser are expected to abide by the spirit of the Code and the principles articulated herein.  Upon assuming their position with the Fund or the Adviser, each director, officer or employee is required to acknowledge in writing that they have read and understand the Code and that they recognize they are subject to the Code and will comply with its requirements.

This Code establishes policies and procedures which govern certain types of personal securities transactions by individuals deemed “Access Persons” of the Fund or the Adviser.  In addition, the Code establishes policies and procedures applicable to all directors, officers and employees of the Fund and the Adviser which have been designed to detect and prevent the misuse of material, nonpublic information in securities transactions and to provide guidance in other legal, regulatory and ethical matters.

B.	Scope of this Code of Ethics

1.
Covered Securities.  Covered securities include stocks, options, bonds, municipal bonds, warrants, rights, convertible securities, shares of closed-end funds, shares of exchange-traded funds organized as unit investment trusts, and shares of the Fund, among others.  See the definition of “Security” in Section H. below.

2.
Covered Persons.  This Code, in whole or in part, applies to all directors, officers, and employees of the Fund and the Adviser.  In addition to such Covered Persons, the concept of “Beneficial Ownership” (as defined in Section H. below) includes accounts of a spouse, minor children and relatives resident in the “Access Person’s” (as defined in Section H. below) home, as well as accounts of another person or entity if by reason of any contract, understanding, relationship, agreement or other arrangement the Access Person obtains therefrom benefits substantially equivalent to those of ownership.

3.
Place the Interests of Clients First.  Since Access Persons must scrupulously avoid serving their own personal interests ahead of the interests of the Fund or an Account, every Access Person shall notify the Chief Compliance Officer of any personal actual or potential conflict of interest or other relationship which may involve the Fund or an Account, such as the existence of any economic relationship between a requested personal Securities transaction and any Security Held or to be Acquired, or Security Being Considered for Purchase or Sale, by the Fund or an Account.

4.
Avoid Taking Inappropriate Advantage of Your Position.  The receipt of investment opportunities, perquisites or gifts from persons doing or seeking business with the Fund or the Adviser could call into question the exercise of a director’s, officer’s or employee’s independent judgment.  Access Persons may not, for example, use their knowledge of portfolio transactions to profit by the market effect of such transactions or accept gifts of such value as to potentially impair their judgment in selecting brokers on behalf of the Fund or an Account, and directors, officers and employees may not accept gifts of such value as to potentially impair their judgment in selecting vendors for the Fund or the Advisor.

5.
Conduct all Personal Securities Transactions in Full Compliance with this Code of Ethics.  Doubtful situations should be resolved in favor of the Fund or an Account.  As discussed in the “Statement of General Principles” Section above, technical compliance with the Code of Ethics’ procedures will not automatically insulate from scrutiny any trades that indicate an abuse of fiduciary duties.

C.	Research Procedures

The Adviser and the Fund have the policy of making investment decisions based on the most reliable information possible.  In general, we will base our investment decisions upon published sources and upon information provided or verified by corporate officials authorized (or believed to be authorized) to provide information to the investment community.  We also expect to make our own independent evaluation of share value, so that information about the recommendations or trading of third parties will generally be ignored.

D.	Confidentiality of Fund and Client Transactions and Information

1.
Information relating to the Fund or an Account (including portfolio holdings) and research activities of the Fund and the Adviser is confidential.  Whenever statistical information or research is supplied to or requested by the Fund or the Adviser, such information shall not be disclosed to any persons other than authorized persons.  Consideration of a particular purchase or sale for the Fund or an Account shall not be disclosed except to authorized persons. Portfolio holdings information for the Fund should be disclosed only in compliance with the Fund's Portfolio Holdings Disclosure Policy, a summary of which is found in the Prospectuses and Statement of Additional Information for the Fund.

2.
All brokerage orders for the purchase and sale of securities for the Fund or an Account will be so executed as to assure that the nature of the transactions shall be kept confidential and disclosed only on a need to know basis until the information is publicly released in the normal course of business.

3.
If any director, officer or employee of the Fund or the Adviser should obtain non-public information concerning the Fund or an Account, such person shall respect the confidential nature of this information and shall not divulge it unless specifically authorized to do so by an officer of the Fund or the Adviser.

4.	In order to assure maximum confidentiality, all records of the Fund’s or an Account’s transactions shall be kept in a secure manner and shall not be released to anyone other than authorized persons.

E.	Policy Prohibiting Insider Trading

1.
Fund’s and Adviser’s Policy on Insider Trading.  The term “insider trading” is generally used to refer to (i) a person’s use of material, nonpublic information in connection with transactions in securities, and (ii) certain communications of material, nonpublic information.

The Fund and the Adviser expect that each of their directors, officers and employees will obey the law and not trade on the basis of material, nonpublic information.  In addition, the Fund and the Adviser discourage their directors, officers and employees from seeking or knowingly obtaining material nonpublic information about publicly traded companies.

The laws concerning insider trading generally prohibit:

(a)	The purchase or sale of securities by an insider, on the basis of material, nonpublic information;

(b)
The purchase or sale of securities by a non-insider, on the basis of material, nonpublic information where the information was disclosed to the non-insider in violation of an insider’s duty to keep the information confidential or was misappropriated; or

(c)	The communication of material, nonpublic information in violation of a confidentiality obligation where the information leads to a purchase or sale of securities.

2.
Who is an Insider?  The concept of “insider” is broad.  It includes the officers, directors, employees and majority shareholders of a company.  In addition, a person can be considered a “temporary insider” of a company if he or she enters into a confidential relationship in the conduct of the company’s affairs and, as a result, is given access to company information that is intended to be used solely for company purposes.  Analysts are usually not considered insiders of the companies that they follow, although if an analyst is given confidential information by a company’s representative in a manner in which the analyst knows or should know to be a breach of that representative’s duties to the company, the analyst may become a temporary insider.

3.
What is Material Information?  Trading on inside information is not a basis for liability unless the information is “material.”  “Material” information is generally defined as information that a reasonable investor would likely consider important in making his or her investment decision, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.  Information that should be considered material includes, but is not limited to: dividend changes,  earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems; extraordinary management developments; and analysts' reports on a company’s prospects.

4.
What is Nonpublic Information?  Information is nonpublic unless it has been effectively communicated to the market place.  For information to be considered public, one must be able to point to some fact to show that the information has been generally disseminated to the public.  For example, information found in a report filed with the SEC, or appearing in a publication of general circulation or on the website of a media organization such as Dow Jones, Reuters Economic Services, The Wall Street Journal, is considered public.  Market rumors, unless they are sufficiently widespread and specific in nature, are generally not considered public information.

5.	Not Certain if You Have “Inside” Information? If you have any doubts about whether you are in possession of material nonpublic information, consult with the Chief Compliance Officer.

6.
Penalties for Insider Trading.  Penalties for trading on or communicating material, nonpublic information are severe, both for the individuals involved in the unlawful conduct and for their employers.  A person can be subject to some or all of the penalties set forth below even if he or she does not personally benefit from the violation.  Penalties include: administrative penalties; civil injunctions; disgorgement of profits; substantial fines; jail sentences; and serious disciplinary measures, including dismissal, imposed by the Fund or the Adviser.

7.
Serving as a Director.  Because officers and directors of a publicly traded company have special information about that company, the Board of Directors of the Fund and the Adviser require their approval before any of its directors, officers or employees may agree to serve as an officer or director of a publicly traded company other than the Fund.  If such approval is granted, the Board of Directors of the Fund and/or the Adviser, as applicable, will work with the Fund’s/Adviser’s Chief Compliance Officer to design appropriate procedures to mitigate any conflicts of interests and any potential insider trading issue depending upon the requirements of the individual situation for each such director, officer or employee.

F.
Gifts and Entertainment Policies.  All directors, officers and employees are prohibited from receiving from or giving to any one Adviser client, or any one person or entity that does business, or is seeking to do business, with or on behalf of the Adviser or any of its clients, any gifts or other things of value which, on an annual basis, in total could reasonably be valued above $100.  All such offers and gifts should be declined or returned in order to prevent a situation which might compromise or appear to compromise a directors, officers or employees exercise of independent and objective judgment.  However, this policy does not apply to customary business meals or entertainment, such as greens fees or tickets to the theater or a sporting event, that are infrequent and of a non-lavish nature, or promotional items (e.g., pens, mugs, caps, T-shirts, etc.) which are consistent with customary business practices in the industry.

G.
Business Conduct and Political Contributions.  The use of funds or assets of the Fund or the Adviser for any unlawful or improper purpose is prohibited.  This prohibition includes any contribution to any public official, political candidate or political entity, except as may be expressly permitted by law.  This shall also preclude unlawful contributions through consultants, customers or other third parties, including payments where directors, officers or employees know or have reason to believe that payments made to such other third parties will be used as unlawful contributions.  However, these prohibitions relate only to the use of Fund and Adviser assets and in no way are intended to discourage directors, officers or employees from making personal contributions to political candidates or parties of their choice.  No such individual contribution will be reimbursed by the Fund or the Adviser in any manner, directly or indirectly.

It is the policy of the Fund and the Adviser to conduct business in accordance with the applicable laws and regulations of the United States and all other individual states and countries in which the Fund and Adviser operates.  No payment (cash or otherwise) can be made (directly or indirectly) to any employee, official or representative of any domestic or foreign governmental agency, instrumentality, party, or candidate thereof, for the purpose of influencing any act, omission or decision.  The Fund’s and Adviser’s books, records and accounts must be maintained in sufficient detail as to accurately reflect the transactions of its assets.  No undisclosed or unrecorded fund or asset of the Fund or Adviser may be established for any purpose.

H.	Personal Trading Rules (Sections I-M below): Definitions

1.
Access Person.  The term “Access Person” shall mean (i) any director, officer, general partner, or Advisory Person of the Fund or the Adviser, or the families of such persons (including the spouse, minor children, and adults living in the same household as such persons), and (ii) any employee of the Adviser who has access to nonpublic information regarding (a) the portfolio holdings of the Fund, or (b) is involved in making recommendations with respect to purchases or sales of Securities by the Fund or an Account, or who has access to nonpublic information regarding such recommendations.  The Chief Compliance Officer shall maintain a list of individuals considered Access Persons.

2.
Advisory Person.  The term “Advisory Person” shall mean (a) any employee of the Fund or the Adviser (or of any company in a control relationship to the Fund or the Adviser), who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Security by the Fund or an Account, or whose functions relate to making recommendations with respect to such purchases or sales; (b) any natural person in a Control relationship with the Fund or the Adviser who obtains information concerning recommendations made to the Fund or an Account with regard to the purchase or sale of a Security; and (c) any other person designated by the Chief Compliance Officer as a result of such individual having access to current trading information for the Fund or an Account.

3.
Automatic Investment Plan.   The term "Automatic Investment Plan" shall mean a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An Automatic Investment Plan includes a dividend reinvestment plan.

4.
Beneficial Ownership.  The term “Beneficial Ownership” shall be interpreted in this Code in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is subject to the provisions of Section 16, as amended, and the rules promulgated thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all Securities that an Access Person has or acquires.  A person is normally regarded as the beneficial owner of Securities held in the name of his or her spouse, minor children and relatives resident in the person’s home, as well as accounts of another person or entity if by reason of any contract, understanding, relationship, agreement or other arrangement the person obtains therefrom benefits substantially equivalent to those of ownership.  See Appendix A attached hereto for further explanation of the definition of Beneficial Ownership.

5.
Chief Compliance Officer.  As used in this Code, the term “Chief Compliance Officer” shall mean the officer of the Fund or the Adviser who is specifically designated by the Board of Directors of the Fund or the Adviser to perform the functions of the Chief Compliance Officer pursuant to this Code.

6.
Control.  The term “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act of 1940, meaning the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

7.
Federal Securities Laws.  As used in this Code, the term "Federal Securities Laws" means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

8.
Fund or an Account.  As used in this Code, the term “Fund or an Account” means The Jensen Portfolio, Inc. (an investment company registered as such under the Investment Company Act of 1940) and any other investment advisory client (including any other registered investment company) of the Adviser for whom the Adviser provides investment advisory services as an investment adviser or sub-adviser.

9.
Independent Director.  As used in this Code, the term “Independent Director” shall mean a director of The Jensen Portfolio, Inc. who is not an “interested person” of The Jensen Portfolio, Inc. within the meaning of Section 2(a)(19) of the Investment Company Act.

10.
Initial Public Offering.  The term “Initial Public Offering” shall mean an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

11.
Investment Personnel.  The term “Investment Personnel” shall mean (a) any employee of the Fund or the Adviser (or of any company in a control relationship to the Fund or the Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities by the Fund or an Account, or (b) any natural person who controls the Fund or the Adviser and who obtains information concerning recommendations made to the Fund or an Account regarding the purchase or sale of Securities by the Fund or an Account.  Investment Personnel shall include all persons employed by the Adviser as a Portfolio Manager, Security Analyst or Security Trader.

12.
Limited Offering.  The term “Limited Offering” shall mean an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

13.
Nonmanagement Board Member.  As used in this Code, the term “Nonmanagement Board Member” shall mean a director of The Jensen Portfolio, Inc. who is not an Independent Director of The Jensen Portfolio, Inc. but is also not an officer or employee of Jensen Investment Management, Inc.

14.
Purchase or Sale of a Security.  As used in this Code, “Purchase or Sale of a Security” shall include, among other things, the purchase or writing of an option to purchase or sell a Security, or the purchase or sale of any derivative Security whose value is derived from a Security, such as a Security convertible into or exchangeable for another Security.

15.
Security.  As used in this Code, the term “Security” shall have the same meaning as set forth in Section 2(a)(36) of the Investment Company Act, except that it shall not include securities that are direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), and shares of registered open-end investment companies (with the exception of  shares of the Fund, which are included within the definition of “Security” and therefore are subject to certain of the personal trading rules discussed in Section I. below).

16.
Security Held or to be Acquired.  As used in this Code, the term “Security Held or to be Acquired” shall mean any Security which, within the most recent 15 days (a) is or has been held by the Fund or an Account, or (b) is being or has been considered by the Adviser for purchase by the Fund or an Account.

17.
As used in this Code, a Security is “Being Considered for Purchase or Sale” when (i) the Security is on the Fund’s and the Adviser’s “Trading List” (see the definition below), (ii) an order to purchase or sell the Security has been made or  communicated to the person responsible for trading, which includes when the Fund or an Account has a working “buy” or “sell” order with a broker-dealer with respect to the Security, and (iii) with respect to the Securities transactions of the Investment Personnel making the recommendation to the Investment Committee, or to the Account, to purchase or sell the Security, when such person seriously considers making such a recommendation.

18.
Trading List. The Fund and the Adviser maintain a list of securities recommended for purchase and securities being considered for recommendation for purchase by the Fund or an account (the “Trading List”). The Trading List is maintained continuously and consequently all securities on the Trading List fall within the definition of “Security Held or to be Acquired” and “Being Considered for Purchase or Sale”.

Any director, officer or employee of the Fund or the Adviser who has any questions regarding these definitions should consult with the Chief Compliance Officer.

I.	Personal Trading Rules: Prohibited Activities, Prohibited Purchases and Sales, Required Permissions

1.
Preclearance Requirements.  All Access Persons are prohibited from the purchase or sale of Securities (with the exception of shares of the Fund) without prior approval from the Chief Compliance Officer, unless such purchase or sale is an exempted transaction as defined in Section 8. below.  Prior to entering an order for a Securities transaction that requires preclearance, the Access Person must complete, in writing, a Preclearance Request Form and submit the completed form to the Chief Compliance Officer.  The Preclearance Request Form requires Access Persons to provide certain information and to make certain representations.

After receiving the completed Preclearance Request Form, the Chief Compliance Officer will review the information set forth in the Form and determine whether approval for the requested Securities transaction should be granted after taking into account the prohibitions on personal trading contained in this Section I. of the Code.  The authorization, date and time of the authorization, if granted, should be reflected on the Preclearance Request Form, and any approval will be effective only for the date it is granted.

The Chief Compliance Officer is not allowed to approve his or her own Securities transactions.  Instead, the Chief Compliance Officer will submit the Preclearance Request Form for his or her own Securities transactions to the President of the Adviser.

2.
Blackout Period.  No Access Person shall purchase or sell, directly or indirectly, any Security (excluding shares of the Fund) in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership on any day on which, to his or her knowledge, (i) the Security has been purchased or sold by the Fund or an Account; (ii) there is a pending trade order to purchase or sell the Security for the Fund or an Account; or (iii) the Security has been purchased or  sold by a Fund or an Account within the previous 7 calendar days.  In addition, no Access Person shall (i) sell any Security held by the Fund for which the entire position is being considered for sale by the Fund within the next 7 days, or (ii) purchase any Security on the Trading List that is not currently held by the Fund and is being considered for purchase by the Fund within the next 7 days.

3.
Ban on Short-Term Trading.  No Access Person may profit from the purchase and sale, or sale and purchase, of the same (or equivalent) Security (excluding shares of the Fund) within 60 calendar days.  In addition, no Access Person may profit from the purchase and sale of Fund shares within 90 calendar days.  However, the 90-day holding period does not apply to written systematic purchase or sale plans such as an Automatic Investment Program or a Systematic Withdrawal Program.  In addition, this prohibition does not apply to any sale of Fund shares made in order to fund a significant life event, such as purchasing a home or automobile or paying medical or education expenses.  However, a Preclearance Request Form that includes a description of the significant life event must be submitted and approved before engaging in any such sale transaction of Fund shares.

4.
IPOs and Private Placements.  Access Persons must obtain the prior approval of the Chief Compliance Officer in writing before directly or indirectly acquiring beneficial ownership in any Security in an Initial Public Offering (“IPO”) or in a Limited Offering (“Private Placement”).

5.	Ban on Short Sales. No Access Person may sell short any Security that is held by the Fund or an Account.

6.
Disclosure of Potential Personal Trading Conflicts.  All Access Persons are prohibited from inducing or causing the Fund or an Account to take action, or fail to take action, for personal benefit, rather than to benefit the Fund or such Account.  For example, an Investment Personnel would violate this Code by causing the Fund or an Account to purchase a Security owned by the Investment Personnel for the purpose of supporting or increasing the price of that Security, or by causing the Fund or an Account to refrain from selling or purchasing a Security in an attempt to protect a personal investment or allow them to make a personal investment, respectively, in that Security.  In order for the Adviser’s Investment Committee to monitor for any material potential conflicts, Investment Personnel are required to provide quarterly reports to the Committee disclosing certain information on their reportable personal securities holdings of companies on the Trading List.

7.
General Anti-Fraud Prohibition.  No director, officer or employee of the Fund or the Adviser shall engage in any conduct or trading activity with respect to a Security Held or to be Acquired by the Fund or an Account if that conduct would operate as a fraud on the Fund or such Account, or be (or appear to be) a manipulative practice with respect to the Fund or an Account.  In addition, no director, officer or employee of the Fund or the Adviser shall make an untrue statement of a material fact to the Fund or the Adviser with respect to a Security Held or to be Acquired by the Fund or an Account, or omit to state a material fact  necessary in order to make the statements made to the Fund or the Adviser, in light of the circumstances under which they are made, not misleading.

8.	Exempt Purchases and Sales. The prohibitions on purchases and sales set forth in this Section I. of the Code shall not apply to:

a)	Purchases or sales effected in any account over which the individual has no direct or indirect influence or control;

b)
Purchases or sales of securities that are direct obligations of the Government of the United States, U.S. Government agency securities, bankers’ acceptances, bank certificates of deposit, commercial paper, high-quality short-term debt instruments (including repurchase agreements), and shares of registered open-end investment companies (with the exception of shares of the Fund);

c)
Purchases or sales that are non-volitional on the part of the Access Person or employee of the Fund or the Adviser, such as Securities acquired as the result of a spin-off of an entity from a company owned in their account, or the involuntary sale of Securities in their account due to a merger;

d)	Purchases made pursuant to an Automatic Investment Plan; or

e)
Purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

In addition, the prohibitions on purchases and sales set forth in the “Blackout Period” of Section I.2. of the Code (and the “Preclearance Requirements” of Section I.1. of the Code) shall not apply to any purchase or sale, or series of purchases and sales, of Securities of a company occurring within a 7 calendar day period by an Access Person involving $25,000 or less (excluding commissions) of the Securities of a company with a market capitalization exceeding $5 billion.

Furthermore, the prohibitions on purchases and sales set forth in this Section I. of the Code shall apply to Independent Directors and Nonmanagement Board Members only with respect to the Securities of companies on the Trading List, excluding any nonconvertible fixed-income securities or nonconvertible preferred stock issued by companies on the Trading List.

J.	Reporting Requirements of Access Persons

1.
Reports Required.  Unless excepted by paragraph 2 of this Section J. (which generally excepts out Independent Directors and accounts that are not under an Access Person’s control), every Access Person must submit to the Chief Compliance Officer, on forms provided by the Chief Compliance Officer, the following reports:

(a)
Disclosure of Accounts.  Information for any brokerage or other accounts of the Access Person (including those held by their spouse, minor children, resident parent, etc.) in which Securities (including shares of the Fund) are held or could be traded.

(b)
Initial Holdings Reports.  No later than 10 days after the person becomes an Access Person (which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person), a report with the following information:

(i)
The title, number of shares and principal amount of each Security (including shares of the Fund) in which the Access Person had any direct or indirect Beneficial Ownership as of the date the person became an Access Person;

(ii)
The name of any broker, dealer or bank with whom the Access Person maintained an account in which any Securities (including shares of the Fund) were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

(iii)	The date that the report is submitted by the Access Person.

(c)	Quarterly Transaction Reports. No later than 30 days after the end of a calendar quarter, a report with the following information:

(i)	With respect to any transaction during the quarter in a Security (including shares of the Fund) in which the Access Person had any direct or indirect beneficial ownership:

(1)	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Security involved:

(2)	The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

(3)	The price of the Security at which the transaction was effected;

(4)	The name of the broker, dealer or bank with or through which the transaction was effected; and

(5)	The date that the report is submitted by the Access Person.

(ii)
With respect to any account established by the Access Person in which any Securities (including shares of the Fund) were held during the quarter for the direct or indirect benefit of the Access Person:

(1)	The name of the broker, dealer or bank with whom the Access Person established the account;

(2)	The date the account was established; and

(3)	The date that the report is submitted by the Access Person.

(d)
Annual Holdings Reports. Annually, by the date specified by the Chief Compliance Officer, a report with the following information (which information must be current as of a date no more than 45 days before the report is submitted):

(i)	The title, number of shares and principal amount of each Security (including shares of the Fund) in which the Access Person had any direct or indirect Beneficial Ownership;

(ii)
The name of any broker, dealer or bank with whom the Access Person maintains an account in which any Securities (including shares of the Fund) are held for the direct or indirect benefit of the Access Person; and

(iii)	The date that the report is submitted by the Access Person.

(e)	Annual Certification of Compliance with Code of Ethics. Every Access Person and other Covered Person, including Independent Directors, shall certify annually that:

(i)	they have read and understand this Code of Ethics and recognize that they are subject thereto;

(ii)	they have complied with the requirements of this Code of Ethics; and

(iii)	they have reported all personal Securities (including shares of the Fund) transactions required to be reported pursuant to the requirements of this Code of Ethics.

2.	Exceptions from Reporting Requirements.

(a)	An Access Person need not make a report with respect to transactions effected for, and Securities held in, any account over which the person has no direct or indirect influence or control.

(b)	An Independent Director who would be required to make a report solely by reason of being director of the Fund, need not make:

(i)	An Initial Holdings Report, or an Annual Holdings Report;

(ii)
A Quarterly Transaction Report, unless the director knew or, in the ordinary course of fulfilling his or her official duties as a director, should have known that the director’s transaction was in a Security that was on the Trading List.

(c)
An Access Person need not make a Quarterly Transaction Report if the report would duplicate information contained in broker trade confirmations or account statements received by the Fund with respect to the Access Person for the relevant quarter within the time period required if all of the information required by that paragraph is contained in the broker trade confirmations or account statements, or in the records of the Fund, and the Access Person regularly certifies that these confirmations and account statements do not omit any reportable transactions.

(d)	An Access Person need not make a report with respect to transactions effected pursuant to an automatic dividend reinvestment plan or company sponsored stock purchase plan.

(e)	An Access Person need not make a Quarterly Transaction Report with respect to transactions effected pursuant to an Automatic Investment Plan.

3.	Notification of Reporting Obligation. The Chief Compliance Officer will identify all Access Persons who are required to make reports and will inform those Access Persons of their reporting obligation.

4.
Beneficial Ownership.  Any report required by this section may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Security to which the report relates.

K.	Duties of the Chief Compliance Officer

1.
The Chief Compliance Officer shall be responsible for notifying all Covered Persons that they are subject to this Code.  He/she shall provide a copy of the Code to each Covered Person and, on an ongoing basis, any amendments to the Code.  Each Covered Person is required to acknowledge in writing that they have received the Code and any amendments, that they have read it and understand it, and that they recognize they are subject to the Code and will comply with its requirements.

2.
The Chief Compliance Officer shall be responsible for maintaining lists of all Covered Persons, including those deemed Access Persons, Independent Directors, Nonmanagement Board Members and Investment Personnel who are subject to various provisions of this Code.

3.	The Chief Compliance Officer shall be responsible for circulating or making available forms for the various reports required by this Code.

4.
The Chief Compliance Officer shall be responsible for the collection and review of the various reports, and for establishing review procedures to ascertain any deficiencies, irregularities and violations of the requirements of this Code.  Such review shall include, where appropriate:

(a)	an assessment of whether the Access Person followed all procedures required by the Code;

(b)	compare the personal trading to any insider-trading restricted list;

(c)
for Access Persons placing security trades for the Fund or an Account, assess whether the Access Person is trading for his/her own account in the same securities and if so, whether the Fund or Account is receiving terms as favorable as the Access Person takes for himself/herself;

(d)	periodically analyze the personal trading of Access Persons for patterns that may indicate abuse, including market timing; and

(e)
for Access Persons making investment decisions on behalf of a Fund or Account, investigate any substantial disparities between the quality of performance and the percentage of trades that are profitable between the Access Person's account and the Fund or Account.

5.
The Chief Compliance Officer shall have his reports reviewed by the President of the Adviser, and may designate one or more assistants to handle certain of the Chief Compliance Officer’s duties when he/she is unavailable.

6.	The Chief Compliance Officer shall submit quarterly and annual reports to the Fund’s Board of Directors regarding compliance by Covered Persons with the provisions of this Code.

7.	The Chief Compliance Officer shall furnish for the Fund’s and Adviser’s Board of Directors a written report, no less frequently than annually, that:

(a)
describes any issues arising under this Code since the last report to the directors, including, but not limited to, information about material violations of this Code and sanctions imposed in response to the material violations; and

(b)	certifies that the Fund, the Adviser or the Fund’s distributor, as applicable, has adopted procedures reasonably necessary to prevent Access Persons and other Covered Persons from violating this Code.

8.
The Chief Compliance Officer shall take appropriate steps to ensure that all Covered Persons are periodically educated regarding their duties under this Code and annually submit an acknowledgement that they have read, understood and complied with this Code.

L.	Reporting of Violations

This Code cannot be effective without the cooperation and diligence of the Fund’s and the Adviser's directors, officers and employees.  Covered Persons should promptly contact the Chief Compliance Officer with any issues or questions about this Code.

Covered Persons are expected to talk with the Chief Compliance Officer about observed illegal or unethical behavior or any other behavior or activity that may be in violation of this Code, including without limitation about transactions or relationships that reasonably could give rise to prohibited conflicts of interest, as soon as such behavior comes to their attention.  In addition, any Covered Person who becomes aware of a potential financial impropriety related to the Fund can report these matters anonymously to the U.S. Bank Ethics and Compliance Hotline by calling 1-866-384-4274.  All Covered Persons are expected to fully cooperate in internal investigations of misconduct or violations of this Code, and the Adviser will, to the extent practicable and legally possible, use its best efforts to maintain the confidentiality of employees who report illegal or unethical behavior. No Covered Person reporting a suspected violation of this Code by others will be subject to retaliation because of a good faith report.

M.	Sanctions

No code of ethics can cover every possible circumstance, and an individual’s conduct must depend ultimately upon his or her sense of fiduciary obligation to the Adviser and its clients and the Fund and its shareholders.  Nevertheless, this Code sets forth policy regarding conduct in those situations in which conflicts of interest are most likely to develop.  Because the standards in this Code do not take into account all possible conflicts of interest that may arise, careful adherence to both the specific requirements of the Code and its general philosophy and principles is essential.

In response to a violation of this Code, the Board of Directors of the Fund and the Adviser may impose such sanctions as it deems appropriate under the circumstances.  Violators may be required to give up any profit or other benefit realized from any transaction in violation of this Code.  In addition, conduct inconsistent with this Code may result in a letter of censure or suspension or termination of the employment of the violator.  A record of violations of this Code, and of any action taken as a result of such violations will be available for inspection by the SEC at any time during the five-year period following the end of the fiscal year in which each such violation occurs.

N.	Retention of Records

The Chief Compliance Officer shall maintain the required records related to the Code of Ethics for a period of five years from the end of the fiscal year during which the last entry was made on such record.  These records shall include (i) copies of all Codes that were in effect, (ii) each memorandum made by the Chief Compliance Officer hereunder and a record of any violation hereof and any action taken as a result of such violation, (iii)  a copy of each acknowledgement, certification and report made by a Covered Person hereunder, (iv) a list of all persons who are or were considered Access Persons under the Code, (v) a record of all persons who were responsible for reviewing reports hereunder  from time to time (vi) a record of any decision and the rationale supporting the decision to approve the purchase of securities by Access Persons, and (vii) a copy of each written annual report to the Fund’s and the Adviser's Board of Directors.

APPENDIX A - BENEFICIAL OWNERSHIP
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For purposes of the Code of Ethics and Statement of Policies, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in such security.

You have a pecuniary interest in a security if you have the opportunity, directly or indirectly, to profit or share in the profit derived from a transaction in such security. You are deemed to have a pecuniary interest in any securities held by members of your immediate family sharing your household.  "Immediate family" means your son or daughter (including any legally adopted child) or any descendants of either, your stepson or stepdaughter, your father or mother or any ancestor of either, your stepfather or stepmother, and your spouse. Also, you are deemed to have a pecuniary interest in securities held by a partnership of which you are a general partner, and beneficial ownership of the securities held by such partnership will be attributed to you in proportion to the greater of your capital account or interest in the partnership at the time of any transaction in such securities. You are also deemed to have a pecuniary interest in the portfolio securities held by a corporation if you are a controlling shareholder of such corporation and have or share investment control over such portfolio securities.

Securities owned of record or held in your name are generally considered to be beneficially owned by you if you have a pecuniary interest in such securities.  Beneficial ownership may include securities held by others for your benefit regardless of record ownership (e.g., securities held for you or members of your immediate family by agents, custodians, brokers, trustees, executors or other administrators; securities owned by you but that have not been transferred into your name on the books of a company; and securities that you have pledged) if you have or share a pecuniary interest in such securities.

With respect to ownership of securities held in trust, beneficial ownership includes the ownership of securities as a trustee in instances either where you as trustee have, or where a member of your immediate family has, a pecuniary interest in the securities held by the trust (e.g., by virtue of being a beneficiary of the trust).

The final determination of beneficial ownership is a question to be determined in light of the facts of a particular case. Thus, while you may include security holdings of other members of your family, you may nonetheless disclaim beneficial ownership of such securities. Any uncertainty as to whether you are the beneficial owner of a security should be brought to the attention of the Chief Compliance Officer.